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                                                                Exhibit 99(a)

                            Entergy Arkansas, Inc.
            Computation of Ratios of Earnings to Fixed Charges and
       Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                          Twelve Months Ended              June 30,
                                                               1996     1997     1998     1999     2000     2001

Fixed charges, as defined:
  Total Interest Charges                                     $106,716 $104,165  $96,685  $97,023 $101,600 $105,867
  Interest applicable to rentals                               19,121   17,529   15,511   17,289   16,449   14,797
                                                             -----------------------------------------------------
Total fixed charges, as defined                               125,837  121,694  112,196  114,312  118,049 $120,664

Preferred dividends, as defined (a)                            24,731   16,073   16,763   17,836   13,479   13,664
                                                             -----------------------------------------------------

Combined fixed charges and preferred dividends, as defined   $150,568 $137,767 $128,959 $132,148 $131,528 $134,328
                                                             =====================================================
Earnings as defined:

  Net Income                                                 $157,798 $127,977 $110,951  $69,313 $137,047 $138,771
  Add:
    Provision for income taxes:
       Total                                                   84,445   59,220   71,374   54,012  100,512  105,258
    Fixed charges as above                                    125,837  121,694  112,196  114,312  118,049  120,664
                                                             -----------------------------------------------------

Total earnings, as defined                                   $368,080 $308,891 $294,521 $237,637 $355,608 $364,693
                                                             =====================================================

Ratio of earnings to fixed charges, as defined                   2.93     2.54     2.63     2.08     3.01     3.02
                                                             =====================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.44     2.24     2.28     1.80     2.70     2.71
                                                             =====================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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